Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Recursion Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.00001 par value per share, to be issued under option awards granted under the Valence Discovery Inc. Stock Option Plan	457(c) and 457(h)	766,461(2)	$0.66(3)	$505,864.26	$110.20 per $1,000,000	$56.00
Total Offering Amounts					$505,864.26		$56.00
Total Fee Offsets							–
Net Fee Due							$56.00

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A common stock (the “Class A common stock”) that become issuable under the Valence Discovery Inc. (“Valence”) Stock Option Plan dated April 17, 2018 as amended and restated on November 16, 2021 (the “Valence Plan”) referenced above by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock.

(2)Pursuant to the Share Purchase Agreement, dated as of May 8, 2023, by and among the Registrant, 14998685 Canada Inc., a corporation governed by the laws of Canada and an indirect subsidiary of the Registrant, Valence, and the other parties thereto (the “Purchase Agreement”) upon the closing of the transaction contemplated by the Purchase Agreement, on May 16, 2023 (the “Closing”) the Registrant assumed certain outstanding options (the “Options”) issued pursuant to the Valence Plan. At the Closing, the Options were automatically converted into awards exercisable for shares of Registrant’s Class A common stock, subject to appropriate adjustments to the number of shares issuable under, and the exercise prices of, the Options as provided in the Share Purchase Agreement.

(3)Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act on the basis of the weighted average exercise price of the Options under the Valence Plan and assumed by the Registrant pursuant to the Purchase Agreement.